Consent of Independent Registered Public Accounting Firm

We consent to the reference  to our firm under the caption "Independent  Registered  Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated March 27, 2014, with  respect  to the  statutory-basis  financial  statements  and  schedules  of Transamerica  Advisors  Life Insurance  Company  and  (2)  dated  April  25,  2014,  with  respect  to  the  financial  statements  of  the subaccounts   of  the  Merrill   Lynch  Life  Variable   Separate   Account   II,  included   in  Post-Effective Amendment  No. 26 to the Registration  Statement  (Form N-6, No. 33-43058)  and related Prospectus  of Prime Plan V.

/s/Ernst & Young

Des Moines, IA
April 25, 2014